Exhibit 99.1

NorthWestern Corporation d/b/a NorthWestern Energy 125 S. Dakota Ave. Sioux Falls, SD 57104 www.northwesternenergy.com

News Release	NASDAQ: NWEC
FOR IMMEDIATE RELEASE

Media Relations Contact:	Investor Relations Contact:
Claudia Rapkoch	Dan Rausch
(406) 497-2841	(605) 978-2902
claudia.rapkoch@northwestern.com	daniel.rausch@northwestern.com

PEOPLES NAMED TO NORTHWESTERN’S BOARD OF DIRECTORS

SIOUX FALLS, S.D. – Jan. 16, 2005 – NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ: NWEC) announced today that D. Louis Peoples has been named to its Board of Directors, effective immediately. Peoples will stand for election at the Company’s next annual meeting.

Peoples is president and founder of Nyack Management Company, a nationwide business consulting and turnaround firm. Previously he was chief executive officer and vice chairman of the board at Orange and Rockland Utilities, Inc. in Pearl River, N.Y., and executive vice president at Madison Gas and Electric Company in Madison, Wis. He has held various management positions with several other major energy-related companies throughout his 36-year career.

“Lou Peoples has had an outstanding career with several large utility and energy-related companies across the country,” said E. Linn Draper, Jr., Chairman of NorthWestern’s Board. “His demonstrated leadership and experience in the energy industry will make him an ideal addition to NorthWestern’s Board.”

Peoples, 65, holds an MBA from Harvard Business School and a bachelor of science in mechanical engineering from Stanford University. He served in the U.S. Navy’s nuclear submarine service, attaining the rank of Captain, and is a Certified Public Accountant and Professional Engineer.  He lives in Incline Village, Nev.

Peoples currently serves on the board of directors of the Center for Clean Air Policy and the Nevada Area Council, Boy Scouts of America.

The addition of Peoples to NorthWestern’s Board brings the number of directors to seven, the level at which the Board maintained prior to the resignation of Corbin McNeill, Jr. in May 2005.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 617,000 customers in Montana, South Dakota and Nebraska.  More information on NorthWestern Energy is available on the Company’s Web site at www.northwesternenergy.com.

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